Bruce A. Peacock Joins Discovery Labs’ Board of Directors

Seasoned executive with proven track record building leading biotech companies; significant experience advancing development programs into commercial products

Warrington, PA — September 15, 2010 — Discovery Laboratories, Inc. (Nasdaq: DSCO), a biotechnology company developing its novel, synthetic, peptide-containing surfactant and related aerosolization technologies as first-in-class therapies for severe respiratory diseases, today announced that Bruce A. Peacock has joined the Company’s Board of Directors. With Mr. Peacock’s appointment, Discovery Labs has expanded its Board of Directors to six members

W. Thomas Amick, Chairman of the Board and Interim Chief Executive Officer commented, “Bruce has an excellent and long-standing reputation in the life science industry, and brings a wealth of experience and proven track record of success to Discovery.  As a CEO, COO and CFO for several biotechnology companies, Bruce has provided his executive leadership to advance research and development operations into successful, high growth commercial biopharmaceutical organizations.  His expertise will be invaluable to our Board.”

Mr. Peacock commented “Discovery has the potential to build a significant respiratory company based in its promising surfactant and aerosolization technologies.  I am excited about joining the Board to help guide the Company and provide strategic input to management as we work towards the potential approval of Surfaxin® for the prevention of Respiratory Distress Syndrome (RDS) in premature infants and advance the Surfaxin LS™ and Aerosurf ® programs for RDS to the clinic.”

Since 2006, Mr. Peacock, age 59, has served as a Venture Partner with SV Life Sciences Advisors, LLC, and since 2009, as President, Chief Executive Officer and Director of Alba Therapeutics.  Mr. Peacock began his career in biotechnology in 1982 at Centocor, Inc. Serving as Chief Financial Officer, he was part of a team that raised over $850 million in debt, equity capital and alliances and received multiple product regulatory approvals.  In 1992, Mr. Peacock joined Cephalon, Inc., and as Executive Vice President, Chief Operating Officer and Director, had responsibility for corporate development, finance and administration, commercial and manufacturing operations, and managed the successful launch of Provigil®, Cephalon’s first proprietary product with annual sales currently approaching $1 billion.  In 1999, Mr. Peacock joined Orthovita, Inc., a public orthopaedic biomaterials company, where during his tenure as President, Chief Executive Officer and Director, the company received regulatory approval for four products and launched its commercial sales effort.  From 2002 to 2005, he served as President, Chief Executive Officer and Director of Adolor Corporation, a public biotechnology Company.  During his tenure, he led efforts leading to the acceptance of the company’s first New Drug Application and established the company’s first commercial organization.  Prior to joining SV Life Sciences, he was Chief Executive Officer and director of The Little Clinic, a medical care services company. Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova and is a certified public accountant.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations.  In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including with respect to the potential approval in the United States of Surfaxin for the prevention of RDS in premature infants, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto

Contact Information:
Media relations:
Michelle Linn, Linnden Communications
508-362-3087

Investor relations:
John G. Cooper, President and Chief Financial Officer
215-488-9490